Exhibit 99.2

NEWS RELEASE

LML REPORTS RESULTS FOR THE FOURTH QUARTER AND THE
FISCAL YEAR ENDED MARCH 31, 2007

VANCOUVER, BC, June 13, 2007 – LML PAYMENT SYSTEMS INC. (the “Corporation”) (Nasdaq:  LMLP) reports results for the fiscal year and fourth quarter ended March 31, 2007.  Revenue for fiscal 2007 was approximately $6.6 million compared to approximately $5.5 million for the previous year.  Revenue for the fourth quarter fiscal 2007 was approximately $1.6 million compared to approximately $1.5 million for 2006.

Cost of operations was approximately $4.8 million or approximately 72.7% of revenue for fiscal 2007 compared to approximately $4.6 million or approximately 83.6% of revenue for the previous year.  Cost of operations for the fourth quarter fiscal 2007 was approximately $1.0 million, or approximately 62.5% of revenue, compared to approximately $1.2 million, or approximately 80% of revenue, for the fourth quarter fiscal 2006.

Sales, general and administrative expenses (“SG&A”) for fiscal 2007 were approximately $3.0 million compared to approximately $4.8 million for the previous year, a decrease of approximately $1.8 million.  The decrease in SG&A is primarily attributable to a decrease of $1.4 million in legal fees relating to the settlement of the patent infringement suit we filed in fiscal 2005 and settled in the first quarter of fiscal 2007.  SG&A for the fourth quarter fiscal 2007 was approximately $632,000 compared to approximately $793,000 for the fourth quarter fiscal 2006.

Net loss for fiscal 2007 was approximately $1.1 million or approximately $0.05 per share compared to a net loss of approximately $4.6 million or approximately $0.23 per share for the previous year.  We had net income of approximately $86,000, or approximately $0.01 per share, for the fourth quarter fiscal 2007 compared to a net loss of approximately $505,000 or approximately $0.03 per share for the fourth quarter fiscal 2006.

We had an increase of approximately $5.3 million in working capital from approximately $3.0 million as of March 31, 2006 to approximately $8.3 million as of March 31, 2007.  Cash provided by operating activities increased approximately $9.9 million from cash used in operating activities of approximately $2.4 million for fiscal year 2006 to cash provided by operating activities of approximately $7.5 million for fiscal year 2007. The increase in cash provided by operating activities was primarily attributable to consideration we received of approximately $16.0 million (less special fee arrangements we paid to legal counsel of approximately $7.1 million) resulting from the three settlement and license agreements we entered into during the fiscal year 2007.   Our cash and cash equivalents position increased by approximately $6.5 million, from approximately $3.7 million as of March 31, 2006 to approximately $10.2 million as of March 31, 2007.

Conference Call
Management will host a conference call today at 2:00pm Pacific Time (5:00pm Eastern Time) to discuss these results.  To participate in the conference call, please dial in 5-10 minutes before the start of the call and follow the operator’s instruction.  If you are calling from the United States or Canada, please dial 800-207-3346.   International callers please dial 415-908-4733.

If you are unable to join the call, a telephone replay will be available through June 24, 2007 by dialing 800-633-8284 from within the U.S. or Canada, or 402-977-9140 if calling internationally.  Please reference reservation number 21341712 when prompted.

Cont’d…

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers.  We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement.  The Corporation’s intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect LML’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect LML’s financial results is included in LML’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, LML undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

CONTACTS:

Patrick H. Gaines                                                      Investor Relations
President and CEO                                                      (800) 888-2260
(604) 689-4440